                                   EXHIBIT 4.3

                          CERTIFICATE OF CORRECTION OF
                           CERTIFICATE OF AMENDMENT OF
                               GENERAL MAGIC, INC.

      Marc Porat and Michael Stern hereby certify that pursuant to Section 103(f) of the General Corporation Law of the State of Delaware:

      1. The Certificate of Amendment of General Magic, Inc. which was filed with the Secretary of State of Delaware on February 7, 1995 (the "Amendment") is an inaccurate record of the corporate action which is referred to therein.

      2. That the Amendment was inaccurate in that the following portions of Paragraph A of Article FOURTH of the Amendment state:

            A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty One Million Four Hundred Four Thousand Five Hundred Seventy Three (81,404,573) consisting of:

                  (1) Twenty One Million Four Hundred and Four Thousand Five Hundred and Seventy Three (21,404,573) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock"); and

                  (2) Sixty Million (60,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "COMMON STOCK"), of which the following classes are designated as follows:

      3.    That portion of Paragraph A in correct form is as follows:

            A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifteen Million Two Hundred Thirty Nine Thousand One Hundred and Twenty Six (115,239,126) consisting of:

                  (1) Twenty One Million Four Hundred and Four Thousand Five Hundred and Seventy Three (21,404,573) shares of Preferred

                        Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock"); and

                  (2) Ninety Three Million Eight Hundred Thirty Four Thousand Five Hundred Fifty Three (93,834,553) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "COMMON STOCK"), of which the following classes are designated as follows:

      IN WITNESS WHEREOF, the undersigned President and Secretary have hereunto set their hand this 24th day of February, 1995.

                                    GENERAL MAGIC, INC.

                                          /s/ Marc Porat
                                    By__________________________________________
                                          Marc Porat, Chief Executive Officer
                                          and Chairman of the Board

ATTEST:

/s/ Michael Stern
___________________________________
Michael Stern, Secretary


                                        9